EX-99.23(h)(18)

Amendment
to
Administration Agreement
Between
JNL Investors Series Trust
and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Investors Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Administrator and the Trust entered into an Administration Agreement dated as of December 3, 2007 (“Agreement”), whereby the Administrator agreed to provide certain administrative services to the investment portfolios (“Funds”) of JNL Investors Series Trust (“Trust”).

Whereas, pursuant to the reorganization or liquidation of certain Funds from the Trust, the following Funds need to be removed from the Agreement:

Jackson Perspective 5 Fund
Jackson Perspective Index 5 Fund
Jackson Perspective 10 x 10 Fund
Jackson Perspective Optimized 5 Fund
Jackson Perspective VIP Fund
Jackson Perspective S&P 4 Fund
Jackson Perspective Money Market Fund

The parties further agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2009, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2009, attached hereto.

This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of this 25th day of September, 2009.

Jackson National Asset Management, LLC	JNL Investors Series Trust

By: /s/ Mark D. Nerud	By: /s/ Susan S. Rhee
Name: Mark D. Nerud	Name: Susan S. Rhee
Title: President	Title: Vice President, Counsel & Secretary

Schedule A
Dated September 25, 2009

Fund	Class(es)
Jackson Perspective Total Return Fund	Class A, Class C

JNL Money Market Fund	Institutional Class

Schedule B
Dated September 25, 2009

Funds	Fee
Jackson Perspective Total Return Fund (Class A)	0.10%

Jackson Perspective Total Return Fund (Class C)	0.10%

JNL Money Market Fund (Institutional Class)	0.00%